Exhibit 10.1

Graphic Packaging International

Executive Severance Plan

Amended and Restated September 26, 2024

I. Introduction

The purpose of the Graphic Packaging International Executive Severance Plan (the “Plan”) is to provide severance benefits to certain executives of Graphic Packaging International, LLC (the “Company”) in the event of termination of employment for certain reasons and to provide enhanced severance benefits to those executives in the event of termination of employment due to a Change in Control (as defined herein).

II. Definitions and Construction

2.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)

“Base Salary” shall mean the annual base salary of the Participant, exclusive of commissions, overtime, bonuses, taxable fringe benefits and other forms of compensation, as in effect on the date of a Participant’s Separation from Service.

(b)	“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)	“Board” or “Board of Directors” or “Directors” shall mean the Board of Directors of Graphic Packaging Holding Company (“GPHC”).

(d)	“Change in Control” means and includes the occurrence of any one of the following events:

(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 30% or more of the then-outstanding shares of common stock of GPHC (“Company Common Stock”) or (B) securities of GPHC representing 30% or more of the combined voting power of GPHC’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from GPHC, (x) an acquisition by GPHC or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by GPHC or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving GPHC or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of GPHC’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns GPHC or all or substantially all of GPHC’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) GPHC or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the Beneficial Owner, directly or indirectly, of 30% or more of the total common stock or 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the stockholders of GPHC of a complete liquidation or dissolution of GPHC.

Notwithstanding the foregoing, if under the terms of the Plan the occurrence of a Change in Control would accelerate or modify the time at which amounts that are considered “deferred compensation” within the meaning of Code Section 409A, to the extent required by Section 409A, an event set forth above will be considered a Change in Control only if it also constitutes a change in control event under Treasury Regulations Section 1.409A-3(i)(5).

(e)

“Change in Control Date” shall mean the date on which a Change in Control occurs. No contract or other agreement, whether or not binding, shall be deemed a Change in Control for purpose of the Plan until a transaction occurs which meets the definition of Change in Control.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Code Section 409A” shall mean Section 409A of the Code and all applicable regulations and other Treasury or IRS guidance issued thereunder.

(h)	“Company” shall mean Graphic Packaging International, LLC.

(i)

“Confidential Information” shall include, but is not necessarily limited to, means all information concerning or related to the business, operations, results of operations, assets and affairs of GPI, including, but not limited to, financial and accounting information, budgets, projections, forecasts, business plans, operating methods, business strategies, product and service information, product plans, product specifications, product designs, manufacturing and other processes, machines, plans, drawings, concepts, research and development data and materials, systems, techniques, trade secrets, intellectual property, software programs and works of authorship, engineering information (technical and non-technical), know-how, marketing and distribution plans, planning data, marketing strategies, price lists, inventions, market studies, employee lists, investor information, supplier lists, customer and prospect lists, and supplier and other customer information and data. Confidential Information also includes any information provided to GPI by third parties that GPI is obligated to keep confidential. Confidential Information includes only the information itself, but also all documents containing such information, and any such information maintained in electronic or other form.

Confidential Information does not include that (1) has been voluntarily disclosed to the public by GPI, except where such public disclosure has been made by you without authorization from GPI; (2) has been independently developed and disclosed by others without the use of or reference to Confidential Information; or (3) which has otherwise entered the public domain through lawful means.

(j)	“Effective Date” shall mean TBD 2024. The original effective date of this Plan was January 1, 2010.

(k)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)	“GPHC” shall mean Graphic Packaging Holding Company and any successor thereto.

(m)

“Job Elimination” shall mean the Participant’s employment is involuntarily terminated by the Company because of cost-cutting measures, structural changes (including outsourcing), business or facility divestment, facility closure, or permanent job elimination.

(n)

“Participant” shall mean each employee of the Company who is a Vice President or above, excluding the CEO and any other party who is subject to an employment agreement with the Company (unless the employment agreement expressly provides for such employee’s participation in this Plan).

(o)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(p)	“Plan” shall mean this Graphic Packaging International Executive Severance Plan, as amended from time to time.

(q)

“Plan Administrator” shall mean the Board of Directors of Graphic Packaging International, LLC or any other individual(s), committee(s) or other entity(ies) designated by the Company to administer the Plan. The Plan Administrator will be the administrator, as that term is defined in ERISA Section 3(16)(A).

(r)	“Retirement” shall mean a Participant’s voluntary Separation of Service following attainment of at least age 55 with the Participant’s combined age and years of service totaling at least 65.

(s)

“Separation from Service” shall mean the termination of the Participant’s employment with the Company, within the meaning of Code Section 409A, by the Participant or the Company, with or without Cause. A Separation from Service may occur upon a Participant’s death, Retirement, a position or job elimination, a reduction-in-force, or other termination of employment and shall include circumstances where the level of services performed by the Participant are permanently decreased to no more than 20% of the average level of bona fide services performed during the immediately preceding 36-month period. The date of a Participant’s Separation from Service shall be determined in accordance with the regulations under Code Section 409A.

(t)

“Separation from Service for Good Reason” shall mean a Separation from Service initiated by the Participant within 180 days following any of the following events taken without the Participant’s consent, provided the Participant has given the Company written notice of such event within 30 days after the first occurrence of such event and the Company has not cured such event within 30 days thereafter:

(i)	a material diminution of the Participant’s authority, job duties, and responsibilities; or

(ii)

a material change in the geographic location at which the Participant is required to perform services such that the Participant must permanently relocate more than 50 miles from the Participant’s current residence; or

(iii)	a reduction of the Participant’s Base Salary in excess of 10%, unless the same percentage reduction is uniformly applied to all similarly situated executives.

Notwithstanding anything to the contrary in this Plan, Separation from Service for Good Reason shall not include a Termination Due to Death or Disability.

(u)

“Specified Employees” shall have the meaning ascribed to such term for purposes of Code Section 409A, and shall be determined in accordance with the Company’s Specified Employee Designation Policy (as now in effect and as it may be modified from time to time).

(v)

“Subsidiary” shall mean any corporation or other entity, whether domestic or foreign, on which GPHC has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by means of stock ownership or otherwise.

(w)

“Target Bonus” shall mean a bonus payable under the Company’s Management Incentive Plan at the target annual incentive amount for which the Participant was approved for the Plan Year (as defined in the Management Incentive Plan) in which the Participant’s Separation from Service occurs.

(x)	“Termination by Company for Cause” shall have the same meaning set forth in the Company’s Termination of Employment Policy.

(y)	“Termination Due to Death or Disability” shall mean a Separation of Service due to Death or Disability of the Participant.

2.2 Number and Gender. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and vice versa.

2.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

III. Plan Payments and Benefits

3.1 Payments Upon a Separation from Service. Upon a Participant’s Separation from Service for Good Reason, Job Elimination, or any other Separation from Service initiated by the Company without Cause (not including a Separation from Service due to Death or Disability) that is not described in Section 3.2, the Participant will become entitled to:

(i)	an amount equal to one (1) times the Participant’s Base Salary; and

(ii)

an amount equal to the Participant’s Target Bonus for the calendar year in which the date of the Separation from Service occurs prorated based on the number of days the Participant was employed during that calendar year.

3.2 Payments Upon a Separation from Service Following a Change in Control. Upon a Separation from Service due to a Job Elimination, or a Separation from Service for Good Reason, or any other Separation of Service initiated by the Company without Cause (not including a Separation from Service due to Death or Disability) within two (2) years following a Change in Control Date, the Participant will become entitled to:

A.	For Executive Vice Presidents (EVPs):

(i)	an amount equal to two (2) times the sum of Participant’s Base Salary and Target Bonus

B.	For Senior Vice Presidents (SVPs):

(i)	an amount equal to one and one half (1.5) times the sum of the Participant’s Base Salary and Target Bonus

C.	For Vice Presidents (VPs):

(i)	an amount equal to one (1) times the sum of Participant’s Base Salary and Target Bonus

3.3 Time and Form of Payment. Subject to the Participant’s execution and non-revocation of the General Release described in Section 4.2, payments pursuant to Sections 3.1 and 3.2 above will be made as follows:

A. General Payment Timing. Except as otherwise provided below:

(i)

On the Company’s first normal semi-monthly payroll date following the sixtieth (60th) day following the date of a Separation from Service entitling a Participant to payments and benefits hereunder (the “payment commencement date”), the following amounts will be paid to the Participant:

(A)

If Section 3.1 applies, the product of one twenty-fourth (1/24th) of the amount determined under Section 3.1(i), as applicable, multiplied by the number of normal semi-monthly payroll dates between the date of the Participant’s Separation from Service through and including the payment commencement date; and

(B)	If Section 3.1 applies, the full amount due under Section 3.1(ii); or

(C)	If Section 3.2 applies, the full amount due under Section 3.2(A) or 3.2(B) or 3.2(C), as applicable.

(ii)

If Section 3.1 applies, on each of the Company’s normal semi-monthly payroll dates subsequent to the payment commencement date described in (i), one twenty-fourth (1/24th) of the amount due to Participant under Section 3.1(i), as applicable, above will be payable, until the amount due thereunder is paid in full.

B. Payments to Specified Employees. Notwithstanding Section 3.4(A) or anything else in the Plan to the contrary, if any payment or benefit to be provided to a Participant in connection with his Separation from Service is “deferred compensation” within the meaning of Code Section 409A and the Participant is a Specified Employee, then such payment shall not be made until the first normal semi-monthly payroll date that occurs during the seventh (7th) month following the date of the Participant’s Separation from Service The aggregate of any payments that would otherwise have been paid before such payment date shall be paid to the Participant in a lump sum on such date and any remaining payments shall be paid in accordance with their original schedule.

3.4 Benefits Continuation.

A. If a Participant is entitled to payments pursuant to Section 3.1 above, the Company shall continue to provide to the Participant the life, medical, dental, and prescription drug benefits provided as of the date of Separation from Service for a period equal to the Severance Period. To be eligible for continuation of medical, dental and prescription drug benefits, the Participant must elect continuation of group benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) by completing an application and returning it to the COBRA administrator by the deadline specified in the application. The Company will subsidize the Participant’s COBRA premiums during the Severance Period. The Company subsidy will end upon the earlier of the last day of the Severance Period or the day that COBRA coverage ends for any reason, including loss of plan eligibility under plan terms or applicable law; or qualification for benefits with another employer. During the Severance Period, the Participant will make the same contributions as required of active employees with said contributions being paid directly to the Company’s COBRA administrator on an after-tax basis. The Severance Period will count against the Participant’s total COBRA continuation period. To the extent that subsidized healthcare coverage provided to a Participant hereunder is treated as discriminatory in favor of a highly compensated individual under Code Section 105(h), the Company will report the amount of the subsidy as taxable income on the Participant’s IRS Form W-2 for such year.

B. In addition to the above benefits, the Company will reimburse the Participant up to $25,000, in the aggregate, for outplacement and career counseling services by a firm selected by the Company.

3.5 Other Company Plans. No Participant in this Plan will be eligible to participate in the Graphic Packaging International Supplemental Unemployment Benefits Plan or in any other plan providing for severance benefits to employees of the Company and its affiliates. No employee who has an employment agreement with the Company is eligible for benefits under this Plan, unless the employment agreement expressly provides for such employee’s participation in this Plan.

IV. Terms and Conditions of Participation. Notwithstanding anything in this Plan to the contrary, Participant’s eligibility for payments and benefits provided under this Plan is conditioned upon Participant meeting each of the following requirements:

4.1 Continuation of Work. Participant working through his or her date of separation, as determined in the sole discretion of his or her direct manager.

4.2 General Release. Participant’s execution and delivery, without revoking, to the Company of a General Release of all claims against the Company, its parents, subsidiaries, officers, and directors, the form of which is provided in Exhibit A to this Plan and contains certain Restrictive Covenants referenced in Section 4.3. In no case will payments or benefits be provided before the expiration of any revocation period included in the General Release. If the General Release has not been executed and become irrevocable on or before the sixtieth (60th) day following the date of the Participant’s Separation from Service, any payments or other benefits under this Plan are forfeited.

4.3 Restrictive Covenants. By executing the General Release and as further consideration for the payments and benefits provided under this Plan, the Participant agrees to abide by the Restrictive Covenants provided in the General Release attached as Exhibit A to this Plan, which are incorporated herein by reference. Participant acknowledges that the terms and provisions contained in these Restrictive Covenants are ancillary and material to the terms of the Plan and that the limitations contained therein are reasonable in geographic and temporal scope and do not impose a greater restriction on restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. Participant agrees and acknowledges that Participant is a fiduciary of the Company and has knowledge of Confidential Information and trade secrets belonging to the Company that, if disclosed, would cause the Company to suffer irreparable harm. Participant also acknowledges that the Restrictive Covenants do not adversely affect the Participant’s ability to earn a living in any capacity.

A. The Participant may be or become subject to covenants contained in other agreements (including, but not limited to, restricted stock unit agreements) which are similar to those contained in the General Release. Further, a breach of the covenants contained in the General Release may have implications under the terms of such other agreements, including but not limited to forfeiture of equity awards and long-term cash compensation. The Participant acknowledges the foregoing and understands that the covenants contained in the General Release are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

B. The Participant acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which the Participant has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Participant breached any of the Restrictive Covenants of contained in the General Release provided in Exhibit A to this Plan and incorporated herein by reference; and (iii) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under these Restrictive Covenants would be inadequate. The Participant therefore agrees and consents that, if the Participant’s breach of the Restrictive Covenants contained in the General Release, all unpaid Severance Benefits will be immediately forfeited and the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

V. Administration of Plan

5.1 Administration and Interpretation of the Plan. The board of directors of Graphic Packaging International, LLC shall be the Plan Administrator unless such board of directors appoints a different Plan Administrator in writing. If the board of directors of the Company appoints a committee to serve as the Plan Administrator, unless otherwise specified in such appointment: the committee shall consist of not less than three (3) members; any member of the committee may resign at any time by giving notice to the Company, and any resignation shall take effect on the date of receipt of such notice or at any later date specified in the notice; no member of the committee shall receive any compensation for his or her services as a member of the committee; a majority of the members of the committee shall constitute a quorum for the transaction of business; and all resolutions or other actions taken by the committee shall require the written approval or affirmative vote of a majority of the members of the committee. The Plan Administrator shall have all powers necessary or convenient to administer the Plan, including, in addition to such other powers as the law may provide, the following:

(a)	to make and enforce such rules and regulations as it deems necessary or proper for the administration of the Plan;

(b)	to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c)	to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)

to make a determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Participant’s employment and the cause of such termination);

(e)	to appoint such agents, counsel, accountants, consultants, plan administrator and other persons as may be required to assist in administering the Plan;

(f)

to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g)	to sue or cause suit to be brought in the name of the Plan; and

(h)	to obtain from the Company and from Participants such information, and execution of any documents, as is necessary for the administration of the Plan.

The Plan Administrator shall have the absolute and exclusive discretionary right and final authority in all matters related to the discharge of its responsibilities and the exercise of authority under the Plan, including, without limitation, the construction of the terms of the Plan, the determination of eligibility for coverage and benefits, and the amount of benefits, and all determinations of the Plan Administrator shall be final and binding upon all parties. The decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan, and no such decision shall be modified under judicial review unless such decision is proven to be arbitrary or capricious.

5.2 Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each director, officer, or employee of the Company and affiliated entities (including the heirs, executors, administrators, and other personal representatives of such person) and the Plan Administrator against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by a person covered under this indemnification clause in connection with any threatened, pending, or actual suit, action, or proceeding (whether civil, criminal, administrative, or investigative in nature, or otherwise) in which the person may be involved by reason of the fact that the person is or was serving the Plan in any capacity at the request of the Company, except that the Company will not indemnify any individual from liability arising from that person’s own fraud, willful neglect or gross negligence.

VI. Claim Procedure

6.1 Filing a Claim. If a person believes that the Company is obligated under the terms of the Plan to pay a benefit or there is a dispute as to the benefit amount, such person (hereinafter referred to as the “claimant”) shall deliver a written request to the Plan Administrator or such person, office or committee as the Plan Administrator shall designate for the processing of claims (the “Claims Administrator”). Claims should be sent to the Claims Administrator, Executive Severance Plan, Graphic Packaging International, at the Company’s primary, corporate headquarters. Upon receipt of such request, the Claims Administrator may require the claimant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant’s right to benefits under the Plan. A claim is deemed filed upon receipt by the Claims Administrator.

6.2 Notification to Claimant of Decision. The Claims Administrator shall furnish to the claimant a notice of the decision within 90 days after receipt of the claim. If special circumstances require more than 90 days to process the claim, this period may be extended for up to an additional 90 days by giving written notice to the claimant before the end of the initial 90-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision within the time specified shall constitute a denial of the claim, and the claimant shall be entitled to require a review of the denial under the review procedures.

The notice to be provided to every claimant who is denied a claim for benefits shall be in writing and shall set forth, in a manner calculated to be understood by the claimant, the following:

(a)	The specific reason or reasons for the denial;

(b)	Specific reference to pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	An explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review.

6.3 Review Procedure. The purpose of the review procedure is to provide a person claiming benefits a reasonable opportunity to appeal a denial of a claim. The Plan Administrator will act as, or designate another person, office or committee to act as a claims review committee (the “Review Committee”), which may, at the discretion of the Plan Administrator, include the same members as the committee, if any, appointed to administer the Plan, to adjudicate the claim. To accomplish that purpose, the claimant or his or her duly authorized representative:

(a)	May request a review by the Review Committee;

(b)	May review pertinent Plan documents; and

(c)	May submit issues and comments in writing.

A claimant (or his or her duly authorized representative) shall request a review by the Review Committee by filing a written application for review with the Claims Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of his or her claim. Any fees a claimant incurs as a result of representation by an attorney or other individual shall be paid by the claimant.

The decision on review shall be made by the Review Committee, which may in its discretion hold a hearing on the denied claim. The Review Committee shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the claimant prior to the time the extension commences. The decision on review shall be in writing and shall include specific reasons for the decision (written in a manner calculated to be understood by the claimant), as well as specific references to the pertinent Plan provisions on which the decision is based.

The Review Committee’s decision on review shall be final. In the event the decision on review is not furnished to the claimant within the time required, the claim shall be deemed denied on review.

VII. General Provisions

7.1 Termination and Amendment. The Plan may be amended from time to time or terminated in its entirety at the sole discretion of the Board of Directors of Graphic Packaging Holding Company.

7.2 Nature of Plan; Funding; Cost of Plan. The Plan is intended to be a “top-hat plan” under ERISA. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Participants.

7.3 Nonalienation. Participants shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

7.4 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Company, (b) restrict the right of the Company to discharge any person at any time, (c) give the Company the right to require any person to remain in the employ of the Company, or (d) restrict any person’s right to terminate his employment at any time.

7.5 Right of Recovery. If the Company, the Plan Administrator or other designee makes any payment that, according to the terms of the Plan, should not have been made, it may recover that incorrect payment, whether or not it was made due to its own error, from the person to whom it was made or from any other appropriate party. If any such incorrect payment is made directly to a Participant, the Company or its designee may deduct it when making future payments directly to that Participant or recover such payment by other methods to be determined at the discretion of the Plan Administrator.

7.6 Setoff or Counterclaim. The Company shall have the right to set off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against a Participant. All amounts payable by the Company shall be paid without notice or demand. Notwithstanding the foregoing, with respect to amounts that are subject to Code Section 409A, the Company may, in its sole discretion, offset any payment to a Participant by any amount owed by such Participant (whether or not such obligation is related to the Plan) to the Company or any of its subsidiaries; provided, no such offset will apply before the payment is otherwise payable under the Plan, unless the following requirements are satisfied: (i) the debt owed to the Company or any of its subsidiaries was incurred in the ordinary course of the relationship between the Participant and the Company or any of its subsidiaries, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

7.7 Taxes or Penalties. Any benefits paid or provided pursuant to the Plan shall be subject to all required tax and other withholdings. If there are any taxes or penalties payable by the Company on behalf of any Participant, such taxes or penalties shall be payable by the Participant to the Company to the extent such taxes would have been originally payable by the Participant had this Plan not been in existence.

7.8 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Effect of Plan. The Plan is intended to supersede all prior oral or written change in control plans of the Company for Participants in the Plan. Further, the Plan shall be binding upon the Company on and after the Change in Control Date and any successor of the Company, by merger, consolidation, acquisition or similar transaction shall be so bound. All statements made by the Company, Plan Administrator or Claims Administrator shall be deemed representations and not warranties. No such statements shall void or reduce coverage under the Plan or be used in defense to a claim unless in writing signed by the Plan Administrator.

7.10 Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with ERISA. To the extent, if any, that state laws are not preempted and they apply, the Plan shall be construed and administered under the laws of the State of Georgia without regard to conflicts of law principles.

7.11 Compliance with Code Section 409A. The severance pay provisions and benefits described in the Plan are intended to be exempt from Code Section 409A to the extent exemptions are available and applicable. However, to the extent payments and benefits hereunder are not exempt from Code Section 409A, the Plan is intended to comply with Code Section 409A and shall be interpreted accordingly. Each payment hereunder will be considered a separate payment for purposes of Code Section 409A.

To the extent that any payments made pursuant to the Plan are reimbursements or in-kind benefits, the amount of such payments or benefits during any calendar year will not affect the benefits provided in any other calendar year, and the right to any such payments will not be subject to liquidation or exchange for another benefit or payment. As required by Code Section 409A, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred.